EXHIBIT 10.14

SUBSCRIPTION AGREEMENT

July     , 2009

The undersigned investor (the “Investor”) hereby confirms its agreement with Chelsea Therapeutics International, Ltd. (the “Company”) as follows:

1. This Subscription Agreement (this “Agreement”) is made as of the date set forth below between the Company and the Investor.

2. The Company has authorized the sale and issuance to certain investors of up to an aggregate of 3,327,090 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), subject to adjustment by the Company’s Board of Directors, or a committee thereof, for a purchase price of $4.00 per Share (the “Purchase Price”).

3. The offering and sale of the Shares (the “Offering”) are being made pursuant to (1) an effective Registration Statement on Form S-3 (Registration No. 333-146422, as amended by the registration statement pursuant to Rule 462(b) (Registration No. 333-160746), filed by the Company with the Securities and Exchange Commission (the “Commission”) (the “Registration Statement”), which contains the base prospectus (the “Base Prospectus”) and was declared effective by the Commission on October 11, 2007, (2) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended), that have or will be filed with the Commission and delivered to the Investor on or prior to the date hereof and (3) a final prospectus supplement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) containing certain supplemental information regarding the Shares and terms of the Offering that will be filed with the Commission and delivered to the Investor (or made available to the Investor by the filing by the Company of an electronic version thereof with the Commission) along with the Company’s counterpart to this Agreement.

4. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Shares set forth below for the aggregate purchase price set forth below. The Shares shall be purchased pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten by the placement agents (the “Placement Agents”) named in the Prospectus Supplement and that there is no minimum offering amount.

5. The manner of settlement of the Shares purchased by the Investor shall be determined by such Investor as follows:

Delivery by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth below, and released by Corporate Stock Transfer, Inc., the Company’s transfer agent (the “Transfer Agent”) (attention: Daniel Bell, telephone: (303) 282-4800, to the Investor at the Closing (as defined in Section 3.1 of Annex A hereto). NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE

TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

ABA Routing No.:	011 001 234
Bank:	BNY Mellon, NA
Account No.:	001-6551
Account Name:	BNY Mellon NA Escrow Deposit Clearing
Attn:	Matt Romero / Meredith Mitchell
Ref	Chelsea/Wedbush Escrow

IT IS THE INVESTOR’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER OR CONFIRM THE PROPER ACCOUNT BALANCE IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC IN A TIMELY MANNER. IF THE INVESTOR DOES NOT DELIVER THE AGGREGATE PURCHASE PRICE FOR THE SHARES OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE SHARES MAY NOT BE DELIVERED AT CLOSING TO THE INVESTOR OR THE INVESTOR MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.

6. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (b) it is not a FINRA member or an Associated Person (as such term is defined under the FINRA Membership and Registration Rules Section 1011) as of the Closing, and (c) neither the Investor nor any group of Investors (as identified in a public filing made with the Commission) of which the Investor is a part in connection with the Offering of the Shares, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible into or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis.

Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

7. The Investor represents that it has received or can obtain on the Commission’s EDGAR filing system the Base Prospectus, which is part of the Company’s Registration Statement, the documents incorporated by reference therein, and any free writing prospectus (collectively, the “Disclosure Package”), prior to or in connection with the receipt of this Agreement along with the Company’s counterpart to this Agreement.

8. No offer by the Investor to buy Shares will be accepted and no part of the Purchase Price will be delivered to the Company until the Company has accepted, in its sole discretion, such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company (or the Placement Agents on behalf of the Company) sending (orally, in writing, or by electronic mail) notice of its acceptance of such offer. An indication of interest will involve no obligation or commitment of any kind until this Agreement is accepted and countersigned by or on behalf of the Company.

INVESTOR QUESTIONNAIRE AND SIGNATURE PAGE

Please provide us with the following information:

Number of Shares:

Purchase Price Per Share: $4.00

Aggregate Purchase Price: $

1.	The exact name that your Shares are to be registered in. You may use a nominee name if appropriate:

2.	The relationship between the Investor and the registered holder listed in response to item 1 above:

3.	The mailing address of the registered holder listed in response to item 1 above:

4.	The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

5.	Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained); please include the name and telephone number of the contact person at the broker-dealer:

6.	DTC Participant Number:

7.	Name of Account at DTC Participant being credited with the Shares:

8.	Account Number at DTC Participant being credited with the Shares:

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of _____________, 2009

INVESTOR By: Name: Title: Address:

Agreed and accepted this ___

day of _________2009:

CHELSEA THERAPEUTICS INTERNATIONAL, LTD. By: Name: Title:

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SHARES

1. Authorization and Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Shares.

2. Agreement to Sell and Purchase the Shares; Placement Agents.

2.1 At the Closing (as defined in Section 3.1 of this Annex I), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the number of Shares set forth on the last page of the Agreement to which these Terms and Conditions for Purchase of Shares are attached as Annex I (the “Investor Questionnaire and Signature Page”) for the aggregate purchase price therefor set forth on the Investor Questionnaire and Signature Page.

2.2 The Company proposes to enter into substantially this same form of Subscription Agreement with certain other investors (the “Other Investors”) and expects to complete sales of Shares to them. The Investor and the Other Investors are hereinafter sometimes collectively referred to as the “Investors,” and this Agreement and the Subscription Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the “Agreements.”

2.3 The Investor acknowledges that the Company intends to pay Wedbush Morgan Securities, Inc. and Ladenburg Thalmann & Co. Inc. (collectively, the “Placement Agents”) a fee (the “Placement Fee”) in respect of the sale of Shares to the Investor.

2.4 The Company has entered into a Placement Agency Agreement, dated July 22, 2009 (the “Placement Agreement”), with the Placement Agents that contains certain representations, warranties, covenants, and agreements of the Company that may be relied upon by the Investor, which shall be a third party beneficiary thereof. A copy of the Placement Agreement has been delivered to the Investor.

3. Closings and Delivery of the Shares and Funds.

3.1 Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall occur at a place and time (the “Closing Date”) to be specified by the Company and the Placement Agents, and of which the Investors will be notified in advance by the Placement Agents, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the Closing, (a) the Company shall cause the Transfer Agent to deliver to the Investor the number of Shares set forth on the Investor Questionnaire and Signature Page registered in the name of the Investor or, if so indicated on the Investor Questionnaire and Signature Page, in the name of a nominee designated by the Investor and (b) the aggregate purchase price for the Shares being purchased by the Investor will be delivered by or on behalf of the Investor to the Company.

3.2 (a) Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Shares to the Investor shall be subject to: (i) the receipt by the Company of the purchase price for the Shares being purchased hereunder as set forth on the Investor Questionnaire and Signature Page and (ii) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.

(b) Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Shares will be subject to the accuracy of the representations and warranties made by the Company, the Shares shall have been approved for listing on the NASDAQ Capital Market and the fulfillment of those undertakings of the Company to be fulfilled prior to the Closing Date that are contained in the Placement Agreement and the Subscription Agreement, and to the condition that the Placement Agents shall not have: (i) terminated the Placement Agreement pursuant to the terms thereof or (ii) determined that the conditions to the closing in the Placement Agreement have not been satisfied. The Investor’s obligations are expressly not conditioned on the purchase by any or all of the Other Investors of the Shares that they have agreed to purchase from the Company or the issuance of any minimum amount of Shares by the Company.

3.3 Delivery of Funds by Electronic Book-Entry at The Depository Trust Company. No later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the Shares being purchased by the Investor to the following account designated by the Company and the Placement Agents pursuant to the terms of that certain Escrow Agreement (the “Escrow Agreement”) dated as of July 22, 2009, by and among the Company, the Placement Agents and BNY Mellon, N.A. (the “Escrow Agent”):

ABA Routing No.:	011 001 234
Bank:	BNY Mellon, NA
Account No.:	001-6551
Account Name:	BNY Mellon NA Escrow Deposit Clearing
Attn:	Matt Romero / Meredith Mitchell
Ref	Chelsea/Wedbush Escrow

Such funds shall be held in escrow until the Closing and delivered by the Escrow Agent on behalf of the Investors to the Company upon the satisfaction, in the reasonable judgment of the Placement Agents, of the conditions set forth in Section 3.2(b) hereof. The Placement Agents shall have no rights in or to any of the escrowed funds unless the Placement Agents and the Escrow Agent are notified in writing by the Company in connection with the Closing that a portion of the escrowed funds shall be applied to the Placement Fee as contemplated by Section 2(e) of the Placement Agreement. The Company and the Investor agree to indemnify and hold the Escrow Agent and the Placement Agents harmless up to its pro-rata share based on its investment amount from and against any and all losses, costs, damages, expenses and claims (including, without limitation, court costs and reasonable attorneys fees) (“Losses”) arising under this Section 3.3 or otherwise with respect to the funds held in escrow pursuant hereto or arising under the Escrow Agreement, unless it is finally determined that such Losses resulted directly from the willful misconduct or gross negligence of the Escrow Agent or the Placement Agents. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent or the Placement Agents be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent or the Placement Agents have been advised of the likelihood of such loss or damage and regardless of the form of action.

3.4 Delivery of Shares by Electronic Book-Entry at The Depository Trust Company. No later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing Corporate Stock Transfer, Inc., the Company’s transfer agent, to credit such account or accounts with the Shares by means of an electronic book-entry delivery. Such DWAC shall indicate the settlement date for the deposit of the Shares, which date shall be provided to the Investor by the Placement Agents. Simultaneously with the delivery to the Company by the Escrow Agent of the funds held in escrow pursuant to Section 3.3 above, the Company shall direct its transfer agent to credit the Investor’s account or accounts with the Shares pursuant to the information contained in the DWAC.

4. Representations, Warranties and Covenants of the Investor.

4.1 The Investor represents and warrants to, and covenants with, the Company that (a) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares, (b) the Investor has answered all questions on the Investor Questionnaire and Signature Page for use in preparation of the Prospectus Supplement and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date and (c) the Investor, in connection with its decision to purchase the number of Shares set forth on the Investor Questionnaire and Signature Page, has reviewed the Disclosure Package and is relying only upon the Disclosure Package and the representations and warranties of the Company contained herein and the Placement Agreement.

4.2 The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company or the Placement Agents that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares in any jurisdiction outside the United States where action for that purpose is required. Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense. The Placement Agents are not authorized to make and have not made any representation or use of any information in connection with the issue, placement, purchase and sale of the Shares, except as set forth or incorporated by reference in the Disclosure Package.

4.3 The Investor further represents and warrants to, and covenants with, the Company that (a) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investors herein may be legally unenforceable.

4.4 The Investor understands that nothing in this Agreement, the Prospectus or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

4.5 Each Investor represents, warrants and agrees that, since the earlier to occur of (i) the date on which any Placement Agent first contacted such Investor about the Offering and (ii) the date of this Agreement, it has not engaged in any transactions in the securities of the Company in violation of securities laws (including, without limitation, any Short Sales involving the Company’s securities). Each Investor covenants that it will not engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed. Each Investor agrees that it will not use any of the Shares acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of applicable securities laws. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

5. Indemnification. Subject to the provisions of this Section 5, the Company will indemnify and hold the Investor and its directors, officers, stockholders, partners, managers, members, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and attorneys’ fees and costs of investigation, that any such Investor Party may suffer or incur (the “Indemnified Liabilities”) as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or the Placement Agreement (which shall survive the Closing). The Company shall not be liable to any Investor Party under this provision in respect of any Indemnified Liability if (and then only to the extent) such liability arises out of any misrepresentation by the Investor in Section 4 of this Agreement or actions taken by such Investor Party in violation or contravention of this Agreement. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof (it being understood, however, that the Company shall not be liable for the expenses of more than one separate counsel (other than local counsel)), but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party.

6. Survival of Representations, Warranties and Agreements; Third Party Beneficiary. Notwithstanding any investigation made by any party to this Agreement or by the Placement Agents, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor. The Placement Agents shall be third party beneficiaries with respect to representations, warranties and agreements of the Investor in Section 4 hereof.

7. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by electronic mail or facsimile or (b) if delivered from outside the United States, by International Federal Express or electronic mail or facsimile, and will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by electronic mail or facsimile, upon electronic confirmation of receipt and will be delivered and addressed as follows:

7.1 if to the Company, to:

Chelsea Therapeutics International, Ltd.

3530 Torington Way

Suite 200

Charlotte, North Carolina 28277

Facsimile: (704) 752-1479

Email: nick.riehle@chelseatherapeutics.com

Attention: Chief Financial Officer

with copies to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Facsimile: (919) 781-4865

Email: adonaldson@wyrick.com

Attention: Alexander M. Donaldson, Esq.

7.2 if to the Investor, at its address on the Investor Questionnaire and Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

8. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

9. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

10. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

11. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor along with the Base Prospectus and the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission).

13. Confirmation of Sale. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Agreement, together with the Base Prospectus and the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission), shall constitute written confirmation of the Company’s sale of Shares to such Investor.

14. Press Release. The Company and the Investor agree that the Company shall issue a press release announcing the material terms of the Offering prior to the opening of the financial markets in New York City on the business day immediately after the date hereof to the extent permitted by applicable law and the rules and regulations of the Commission.

15. Termination. In the event that the Placement Agreement is terminated by the Placement Agents pursuant to the terms thereof, this Agreement shall terminate without any further action on the part of the parties hereto.